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                                                                    EXHIBIT 21.1

                          LIST OF MAXTOR SUBSIDIARIES

As of March 29, 2002, the Company owns or controls the common stock of the following subsidiaries.

Subsidiary                               % ownership           Organized under
                                                               the laws of

Maxtor Asian Pacific Limited             100%                  Hong Kong
Quantum Hong Kong Limited                100%                  Hong Kong
Maxtor Disc Drives Pty Limited           100%                  Australia
Maxtor Europe GmbH                       100%                  Germany
Maxtor (HDD Germany) GmbH                100%                  Germany
Maxtor Europe Limited                    100%                  United Kingdom
Maxtor (HDD UK) Limited                  100%                  United Kingdom
Maxtor International SARL                100%                  Switzerland
Maxtor Europe SARL                       100%                  France
Maxtor Luxembourg SARL                   100%                  Luxembourg
Maxtor Japan Limited                     100%                  Japan
Maxtor Korea Limited                     100%                  Republic of Korea
Maxtor Ireland Limited                   100%                  Ireland
Maxtor Peripherals (S) Pte. Limited      100%                  Singapore
Quantum Asia-Pacific Pte. Limited        100%                  Singapore
Maxtor Sales Private Limited             100%                  Singapore
Maxtor Malaysia Sdn Bhd                  100%                  Malaysia
Maxtor Receivables Corporation           100%                  California
Maxtor Realty Corporation                100%                  Delaware
Maxtor Thailand Limited                  100%                  Thailand
Maxtor Global Ltd.                       100%                  Bermuda
Maxtor (Gibraltar) Limited               100%                  Gibraltar